Copyright © Intralinks 2015 all rights reserved © Intralinks 2016 Confidential — Internal Use Only Synchronoss Update 1 DATE NAME

Copyright © Intralinks 2015 all rights reserved 2 IMPORTANT INFORMATION FOR INVESTORS AND SECURITY HOLDERS The tender offer for the outstanding common stock of IntraLinks Holdings, Inc. (the “Company”) has not yet commenced. These slides do not constitute an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Company common stock will be made only pursuant to an offer to purchase and related materials that Synchronoss Technologies, Inc. (“Synchronoss”) and GL Merger Sub, Inc. (“Merger Sub”) intend to file with the U.S. Securities and Exchange Commission (the “SEC”). If the tender offer is commenced, Synchronoss and Merger Sub will file a Tender Offer Statement on Schedule TO with the SEC, and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. The Tender Offer Statement on Schedule TO (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9 will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials will be sent free of charge to Company stockholders when available, and may also be obtained by contacting the Company’s Investor Relations Department at 150 E. 42nd Street, 8th Floor, New York, NY 10017, (617) 607- 3957 or dridlon@intralinks.com. In addition, all of these materials (and all other tender offer documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Forward Looking Statements Forward-looking statements made herein with respect to the tender offer and related transactions, including, for example, the timing of the completion of the merger the potential benefits of the merger, reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, Intralinks Holdings, Inc.’s actual results may differ materially from its expectations or projections. The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements. Such factors include, but are not limited to, the effect of the announcement of the tender offer and related transactions on Intralinks Holdings, Inc.’s business relationships (including, without limitation, partners and customers), operating results and business generally; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, and the risk that the merger agreement may be terminated in circumstances that require Intralinks Holdings, Inc. to pay a termination fee of $24.6 million; the outcome of any legal proceedings that may be instituted against Intralinks Holdings, Inc. related to the transactions contemplated by the merger agreement, including the tender offer and the merger; uncertainties as to the number of stockholders of Intralinks Holdings, Inc. who may tender their stock in the tender offer; the failure to satisfy other conditions to consummation of the tender offer or the merger, including the receipt of all regulatory approvals related to the merger (and any conditions, limitations or restrictions placed on these approvals); the failure of Synchronoss Technologies, Inc. to consummate the necessary financing arrangements; risks that the tender offer and related transactions disrupt current plans and operations and the potential difficulties in employee retention as a result of the proposed transactions; the effects of local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties; and those risks and uncertainties discussed from time to time in our other reports and other public filings with the Securities and Exchange Commission (the “SEC”). Additional information concerning these and other factors that may impact Intralinks Holdings, Inc.’s expectations and projections can be found in its periodic filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2015. Intralinks Holdings, Inc.’s SEC filings are available publicly on the SEC’s website at www.sec.gov, on Intralinks Holdings, Inc.’s website at www.intralinks.com under the Investors section or upon request via email to dridlon@intralinks.com. Intralinks Holdings, Inc. disclaims any obligation or undertaking to update or revise the forward- looking statements contained herein, whether as a result of new information, future events or otherwise.

Copyright © Intralinks 2015 all rights reserved 3 Synchronoss Overview • Founded in 2000, with 2006 IPO (NASDAQ: SNCR) • $578M in 2015 revenue • 2000+ employees in 15+ countries A global leader in managed mobility solutions, including: • Mobile Content Transfer • Broadband Services • Analytics • Personal Cloud and Messaging (white label) • Universal ID • Enterprise Mobility Platform

Copyright © Intralinks 2015 all rights reserved Secure Enterprise Cloud Collaboration Platform Cloud Public | Hybrid | Private A Unique Secure Enterprise Cloud Collaboration Platform

Copyright © Intralinks 2015 all rights reserved Life Sciences Financial Services Benefits for Life Sciences/Pharma Benefits for Financial Services/Investment Banking On Demand Solution Any Device Strong Credentials / Digital Signing Protects and Tracks IP Secure Ecosystem Benefits Deal-Centric Workflow Secure Application Integration Secure Communications Access to Proprietary Systems & Data Risk-based Access Control Benefits Continued Focus on High Value Business Needs in Key Industries